                                                                    EXHIBIT 10.7

                   AMENDED AND RESTATED CONSULTING AGREEMENT

     This Amended and Restated Consulting Agreement (the "Agreement") is entered into as of the 29th day of April, 1996, but shall be effective retroactively to March 27, 1996 (the "Effective Date"), by and between the Barona Group of Capitan Grande Band of Mission Indians, also known as the Barona Band of Mission Indians, a federally recognized Indian Tribe (hereinafter "Barona" or the "Band") and Inland Casino Corporation, a Utah corporation, successor to Inland Casino Partners, a California partnership, (hereinafter "Consultant").

                                R E C I T A L S

     WHEREAS, the Band is a federally recognized Indian Tribe possessing sovereign powers over the Barona Indian Reservation located in San Diego County, California;

     WHEREAS, the Band desires to expedite the development of the economy of the Barona Reservation in order to improve tribal self-government and economic self-sufficiency, to enable the Band better to serve the social, economic, educational and health needs of its members and to provide its members with opportunities to improve their own economic circumstances without having to work outside of the Reservation community;

     WHEREAS, the Band has established and is now operating and managing the Barona Casino as the best feasible means by which to accomplish the Band's objectives as described in the preceding paragraph (hereinafter the "Enterprise");

     WHEREAS, the Enterprise is managed by the Band through a Tribal Council acting through the Band's Gaming Committee, all of whose members are members of the Band and acting pursuant to the Band's gaming ordinance which was approved by the Chairman of the National Indian Gaming Commission on February 28, 1994;

     WHEREAS, the Band and the Tribal Council require technical assistance, advice, training and consulting services in connection with the operation and business affairs of the Enterprise in order to maximize the revenues and employment opportunities derived by the Band from the Enterprise;

     WHEREAS, the Band has determined that Consultant can provide the technical assistance, advice, training and consulting services required by the Band while respecting the sovereign rights and authority of the Band, while not assuming an active management role itself, and while acting solely as a consultant to the Band without a proprietary interest in the Enterprise;

     WHEREAS, the parties executed that certain Consulting Agreement on or about March 27, 1996 (the "Consulting Agreement");

     WHEREAS, the parties acknowledge and agree that under this Agreement, Consultant shall not manage, direct, control or have a vote concerning any aspect of the Enterprise, the management of which shall be exercised exclusively by the Band; and

     WHEREAS, the parties now desire to amend, restate and supersede the Consulting Agreement on the terms and conditions set forth below, with the force and effect of this Agreement being retroactive to March 27, 1996.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

I. ENGAGEMENT OF CONSULTANT AND SCOPE OF CONSULTING SERVICES

     A. Engagement of Consultant. The Band has and shall continue to have the sole proprietary interest in and management responsibility for the conduct of all gaming activities conducted by the Enterprise. The Band is seeking technical assistance and expertise in the operation of its gaming activities and hereby retains and engages the Consultant to provide consulting services to the Band and the Enterprise, and to the Enterprise's management and employees as specified herein. Notwithstanding the engagement herein made, Consultant will have no role, responsibility or authority concerning the operation of the Band's simulcast wagering facilities under the Tribe's present compact with the State of California for this purpose.

     B. Consulting Services. Consultant shall consult with and provide technical assistance, training and advice to the Band, members of the Band's Tribal Council, and of the Gaming Committee, and to Enterprise employees and staff, in accordance with Paragraph E below, concerning all matters relating to the operation and business activities of the Enterprise including but not limited to organization and administration, planning and development, gaming activities, internal controls and accounting procedures, cage operations, engineering and maintenance, housekeeping, human resources, management information services, marketing and advertising, purchasing, surveillance, security, and food and beverage operations, all as set forth in more detail in Exhibit "A," attached hereto.

     C. Expansion of Gaming Facilities. In the event that the Band acts to expand the Enterprise to or add additional gaming facilities during the term of this Agreement, Consultant will provide the above-described consulting services with respect to any new or expanded gaming facilities developed by the Band during the term of this Agreement.

     D. Cooperative Efforts. Both parties to this Agreement shall exercise their best efforts to fully cooperate with each other in the performance of the services to be rendered hereunder; provided, however, that it shall be within the sole discretion of the Band to determine whether or not to act upon or implement the technical assistance, consultation or advice provided by Consultant.

     E. Services Provided at Direction of Band. The determination as to what specific consulting services (identified in Exhibit "A") shall be provided by Consultant, and the format in which the Consultant's reports or recommendations are to be provided shall be determined exclusively by the Band, and the consulting services provided hereunder shall be performed by Consultant in accordance with and under such tribal direction.

          1. The Consultant has provided the Band with a list of areas (Exhibit "A") in which it is prepared to provide consulting services. The Consultant will update this list as necessary during the term of this Agreement.

          2. The Band shall, from time to time and after consultation with the Consultant, identify and issue consulting assignments for specific tasks to be performed by the Consultant.

          3. The Consultant will perform in accordance with the terms of this Agreement in order to accomplish the consulting assignments issued by the Band. Consultant will report to Band on all work performed under each consulting assignment.

          4. Payment under this Agreement shall be conditioned upon compliance by the Consultant with the terms and conditions of this Agreement. The Band's Tribal Council shall review the work performed by the Consultant on a monthly basis, but the decision to adopt, approve or implement any proposal, suggestion or recommendation made by Consultant shall rest exclusively with the Band, acting through its Tribal Council or Gaming Committee.

II. NO MANAGEMENT SERVICES PROVIDED

     The parties expressly acknowledge that this is a Consulting Agreement and that Consultant shall not engage in any management activities or perform any management services with respect to the Enterprise or any future gaming facilities of the Band. It is expressly agreed that neither Consultant nor any of its officers, directors or employees shall serve on the Tribal Council of the Enterprise or have any vote in the deliberations of the Tribal Council.

III. TERM OF AGREEMENT

     A. Term. This Agreement shall have a term which commences on the Effective Date, and which continues for a period of thirty-six (36) months after April 1, 1996, unless sooner terminated under Section III.B or Section VII; provided, however, that the Agreement may be extended by mutual agreement of the parties. For the purposes of this Agreement, the parties agree that the accounting and the calculations contemplated hereunder shall commence with the first full calendar month following the Effective Date of this Agreement.

     B. Option. The Band hereby grants an option to Consultant to extend this Agreement to act as a consultant for an additional five (5) years after April 1, 1999, upon terms and conditions which will be negotiated on or before the end of the initial term of this Agreement. At that time, the Band and Consultant agree to use their best efforts to negotiate in good faith and apply the principles of fair dealing in reaching a mutually beneficial business arrangement.

     C. Early Termination and Buy Out by Band. At any time after the first full year of this Agreement, the Band, in its sole discretion, may serve notice on Consultant of its intention to terminate this Agreement without cause under this
Section III.C. Such notice of early termination shall be effective nine (9) months after its receipt by Consultant, and this Agreement shall remain in full force and effect during that nine (9) month notice period. After the nine (9) month notice period, Consultant shall have no further obligation to the Band under this Agreement including those under Section IV; provided, however, that the Band shall be obligated to make termination payments to Consultant in the amount of Four Hundred Seventy Five Thousand Dollars ($475,000) per month for each and every month remaining under the initial thirty-six (36) month term of this Agreement.

IV. EXCLUSIVITY

     Consultant agrees that during the term of this Agreement, it will not provide consulting services to the Pechanga Band of Mission Indians or to any other Indian Tribe or Band engaged in gaming activities located in San Diego County or in the Coachella Valley located in Riverside County, without the prior written approval of the Band.

V. CONFIDENTIALITY

     The parties agree that they will not disclose the financial terms of this Agreement to third parties unless such disclosure is required by federal, state or tribal law or regulation; provided, however, that nothing contained herein shall be deemed to prohibit Consultant from making public disclosures required by law as a publicly held corporation. Consultant further agrees that it will not voluntarily disclose to third parties business and financial information of a confidential nature concerning the Enterprise that it learns in the course of carrying out its duties under this Agreement, including, but not limited to, information concerning revenue, numbers of patrons, expenses, financial plans or budgets. Upon written request of one party, the requirements of this Section may be waived by the other party in writing, such waiver to be conditioned on whatever terms are included in the written waiver.

VI. COMPENSATION OF CONSULTANT

     In consideration of the satisfactory performance of the consulting services as described herein, Consultant shall receive from the Band, on a monthly basis during the term of this Agreement, compensation payable as follows:

     A. Base Consulting Fee. Consultant shall receive a Base Consulting Fee of Four Hundred Seventy Five Thousand Dollars ($475,000) per calendar month. The Base Consulting Fee shall be paid to the Consultant by the twentieth (20th) day of the following calendar month.

     B. Additional Consulting Fee. In addition to the Base Consulting Fee, Consultant shall be paid an Additional Consulting Fee in any calendar month in which the Net Revenue of the Enterprise (before the payment of any Consulting
Fees) exceeds *          *                    *          . The Additional

---------------

* Confidential information has been omitted and filed separately with the Commission.

     Consulting Fee shall be           *          for each increment of
          *                    *          of Net Revenue for that month, or any
portion thereof in excess of           *          , commencing when the net
revenue of the Enterprise exceeds the level of *          *          per month.
Any additional Consulting Fee payable under this Agreement shall be paid to Consultant by the twentieth (20th) day of the following calendar month.

     C. No Percentage Fees. Nothing contained herein shall authorize or permit the calculation of any Consulting Fee based upon a percentage of gross or net revenue of the Enterprise. Furthermore, notwithstanding anything to the contrary contained herein, the Band reserves to itself the right to draw from the gross revenues of its gaming enterprise an income stream at least equal to the basis received by the Band for the twelve-month period ended December 31, 1995, and Consultant agrees that all fees paid or payable to it under this Agreement may be accordingly reduced.

     D. Generally Accepted Accounting Principles. For purposes of this Section VI, Net Revenue of the Enterprise shall be calculated in accordance with generally accepted accounting principles consistently applied, but shall not include any Consulting Fees paid or payable under this Agreement.

VII. TERMINATION

     A. Termination for Cause.

          1. Either party may terminate this Agreement for the following causes:

             a. Committing or knowingly allowing to be committed any act of theft or embezzlement; however, theft or embezzlement by an officer or employee of Consultant without Consultant's knowledge shall not be cause for termination of this Agreement, as long as Consultant repays to the Enterprise all sums which said officer or employee may have stolen, or embezzled, as soon as Consultant becomes aware of facts from which a reasonable person would conclude that such acts occurred.

             b. Committing or allowing to be committed any material breach of the Agreement. A material breach of this Agreement shall be a failure of either party to perform any duty or obligation required of a party under this Agreement.

             c. A material breach of any of Consultant's representations that adversely affects its ability to carry out its responsibilities under this Agreement.

          2. Neither party may terminate this Agreement on grounds of material breach unless it has provided written notice to the other party of its intention to declare a default and to terminate this Agreement, and the defaulting party fails to cure or take substantial steps to cure the default within twenty (20) days of receipt of such notice. The discontinuance or correction of the material breach shall constitute a cure thereof.

          3. In the event of termination on account of Consultant's breach, all undistributed Enterprise funds to which Consultant otherwise would be entitled under this Agreement shall be placed in an interest-bearing escrow account for an initial period of one hundred twenty (120) days; if Consultant acts within that time to invoke its remedies under Section VII.B of this Agreement, such funds shall remain in that account until the dispute has been resolved.

          4. If Consultant fails to invoke its remedies under Section VII.B of this Agreement within one hundred twenty (120) days after termination on account of its breach, the funds in said account shall be released to the Band at the end of that period. Otherwise, the funds shall remain in the account until the dispute has been finally resolved or adjudicated, at which time the funds and accrued interest will be released to the prevailing party. In addition, if the dispute is resolved in favor of the Band, the Band shall be paid all the sums owed to it by Consultant as of the date of termination.

---------------

* Confidential information has been omitted and filed separately with the Commission.

     B. Remedies for Breach.

          1. Consultant shall in good faith attempt to resolve any grievances, complaints or disputes that are brought to its attention by the Tribal Council and/or Gaming Committee. The Tribal Council and/or Gaming Committee will also notify Consultant in writing of any serious problems with Consultant's performance at Consultant's address of record. Within ten (10) days of receipt of such notice, unless the problem has been resolved, Consultant shall meet and confer in good faith with the Tribal Council to determine what remedial action, if any, is necessary.

          2. Subject to the limitations set forth in subsection 1, any dispute relating to and/or arising under this Agreement and/or the transactions contemplated herein shall be submitted to binding arbitration before the American Arbitration Association (the "AAA") in San Diego, California, and decided under the AAA's Commercial Arbitration Rules. The prevailing party shall be entitled to seek confirmation and enforcement of any arbitration award in any court of competent jurisdiction located in San Diego County, California. The limitations on remedies for beach are as follows:

             a. The only breaches by the Band for which an action may be brought hereunder by Consultant shall be the failure to pay compensation when and in amounts due, and the premature termination of this Agreement without good cause unless authorized under Section III.B.

             b. The Band's limited waiver of its sovereign immunity as provided in Part X hereof in favor of Consultant only extends only to a direct action by Consultant for money damages, specific performance, injunctive relief, and/or declaratory relief for the Band's breach of this Agreement.

             c. The Band's maximum liability for money damages for beach of this Agreement shall not exceed an amount equal to what Consultant reasonably could be expected to have earned as compensation between the date of the Band's breach and the remainder of the term of this Agreement.

             d. The only assets or income of the Band which may be subject to levy and execution in the event that a judgment in favor of Consultant is entered against the Band for its breach of this Agreement shall be revenues of the Enterprise during the term of this Agreement which, but for the Band's breach, would have been paid to Consultant as compensation during the remainder of the term of this Agreement had it not been breached.

          3. In the event of any disputes relating to and/or arising under this Agreement and/or the transactions contemplated herein, the prevailing party shall be entitled to receive its reasonable attorneys' fees and its costs and expenses of arbitration or litigation, in addition to any other relief to which such party may be entitled.

VIII. NOTICES

     Any notice required to be given pursuant to this Agreement shall be delivered by Express Mail or overnight courier service, addressed as follows:

     to the Band at:                    Chairman Clifford LaChappa
                                        Barona Group of Capitan Grande
                                        Band of Mission Indians
                                        1000 Barona Road
                                        Lakeside, California 92040

     with a copy to:                    Art Bunce, Esq.
                                        Post Office Box 1416
                                        Escondido, California 92033

     and to Consultant at:              Lloyd D. Speer II
                                        Inland Casino Corporation
                                        4225 Executive Square, Suite 1650
                                        La Jolla, California 92037
     with a copy to:                    Bill C. Hammer, Esq.
                                        General Counsel
                                        Inland Casino Corporation
                                        4225 Executive Square, Suite 1650
                                        La Jolla, California 92037

     or to their designees.

IX. COVENANT OF GOOD FAITH AND FAIR DEALINGS

     Consultant and the Band hereby specifically warrant and represent to each other that neither shall act in any manner which would cause this Agreement to be altered, amended, modified, canceled, or terminated (except for cause) without the consent of the other.

X. WAIVER OF SOVEREIGN IMMUNITY

     By this Agreement the Band does not in any way limit, impair or waive its sovereign immunity from unconsented suit or arbitration, except as specifically provided herein. The Band does waive sovereign immunity from suit or arbitration by Consultant only as provided herein and solely for purposes of enforcement of the terms of this Agreement. This waiver is a limited waiver of immunity, and any damages which may arise as a result of the Band's or its officially recognized representatives' action shall be limited exclusively to the Band's interest in revenues derived from the operation of the Enterprise as provided in
Section VII(B)(2)(d) above. This limited waiver of sovereign immunity is granted solely to Consultant for purposes of Consultant only implementing this Agreement and shall be regarded as a limited waiver of sovereign immunity according to its terms in any subsequent arbitration or court proceeding commenced by Consultant for purposes of enforcing the terms of this Agreement. Nothing contained in this limited waiver shall be construed to confer any benefit, tangible or intangible, or standing on any person or entity not a party to this Agreement or as a wavier with respect to any third person or entity.

XI. ASSIGNMENT, SUBCONTRACTS AND REPRESENTATIONS

     A. Consultant shall not assign or subcontract any of its obligations under this Agreement without the Band's prior written consent, provided that Consultant may assign this contract unilaterally to a wholly owned subsidiary of Consultant as long as said subsidiary does not involve any change in principals, directors, partners or ownership.

     B. The Band and Consultant further warrant and represent that they shall take all actions necessary to insure that this Agreement shall remain in good standing at all times and will fully cooperate with each other in achieving the goals of this Agreement.

     C. Consultant further specifically warrants that no officer, director, or employee of Consultant, is presently charged with or has been convicted of any crime involving theft, fraud, misrepresentation, embezzlement or other acts of dishonesty, and that no person convicted of any such act knowingly will be allowed to become an officer, director or employee of Consultant.

XII. AUTHORITY TO EXECUTE

     Each party warrants to the other that it has full authority to execute this Agreement and will, upon written request by the other party, provide satisfactory written evidence thereof.

XIII. NO LEASE OR POSSESSORY INTEREST

     The parties to this Agreement agree and expressly warrant that this Agreement is not a lease and does not convey any present interest whatever in the building or property on which the Band's Enterprise is located, or any proprietary or possessory interest in the Enterprise itself. The Band maintains the sole proprietary and possessory interest in the Enterprise. Moreover, the parties to this Agreement further warrant and understand that this Agreement is for consulting services only and does not relate to the management of the Enterprise;

does not grant to Consultant the exclusive right to operate the Enterprise; does not prohibit the Band from encumbering its lands; and that the Agreement is not "relative to Indian lands" within the meaning of 25 U.S.C. Section 81.

XIV. CONFLICT OF INTEREST PROHIBITIONS

     A. The parties represent that no payments have been made and agree that no payment will be made to any elected member of the Band's tribal government or relative of any elected member of the Band's tribal government for the purpose of obtaining or maintaining this Agreement or any other privilege for Consultant. For purposes of this paragraph, "relative" means an individual who is related to and lives in the immediate household of an elected member of the Band's tribal government.

     B. No party in interest in Consultant is an elected member of the government of the Band, or a relative of said member as defined by the Secretary of the Interior.

XV. MODIFICATION

     This Agreement may be modified only with the formal written agreement of both parties.

XVI. SEVERABILITY

     In the event any provision of this Agreement is for any reason held to be illegal or unenforceable, such provision will be severed or otherwise modified as may best preserve the intention of the parties hereto, and the Agreement as so modified will remain in full force and effect.

XVII. RECITALS INCORPORATED

     The recitals set forth above are a material part of this Agreement, and are incorporated herein as if fully set forth herein.

XVIII. GOVERNING LAW

     This Agreement shall be governed by the laws of the United States.

XIX. ENTIRE AGREEMENT

     This Agreement is the entire agreement between the parties with respect to the subject matter of this Agreement. It is expressly understood that this Agreement supersedes in its entirety the Consulting Agreement and that there are no oral, written or collateral agreements between the parties or other parties with a financial interest in the subject matter of this Agreement.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

                                          BARONA GROUP OF CAPITAN
                                          GRANDE BAND OF MISSION INDIANS

                                          By: /s/  CLIFFORD LA CHAPPA
                                            ------------------------------------
                                            Clifford LaChappa
                                          Its: Chairman

                                          INLAND CASINO CORPORATION, a
                                          Utah corporation

                                          By: /s/  LLOYD D. SPEER, II
                                            ------------------------------------
                                            Lloyd D. Speer, II
                                          Its: Chairman

                                  EXHIBIT "A"

                          SCOPE OF CONSULTING SERVICES

                           GENERAL CASINO OPERATIONS

 1.   Organization including organization chart defining reporting deadlines.
 2.   General operating policies.
 3.   Access to sensitive areas.
 4.   Key controls.
 5.   Internal audit.
 6.   Human resources.
 7.   Housekeeping operations.
 8.   Management information systems, including hardware and software.
 9.   Engineering and maintenance.
10.   Job descriptions and employee training seminars.
11.   Internal control procedures for all aspects of gaming to conform with applicable requirements.
12.   Physical controls.
13.   Recording income of all departments.
14.   Recording and analysis of promotional and complimentary allowances.
15.   Auditing income of all departments.
16.   Data processing control procedures.
17.   Forms control and use.
18.   Design and implementation of payroll preparation and reporting.
19.   Design and implementation of accounts payable systems.
20.   Procedures for reconciliation and analysis of all bank accounts.
21.   Procedures for collection and analysis of accounts receivable.
22.   Design and implementation of all revenue recording procedures.
23.   Preparation and maintenance of a general ledger.
24.   Procedures for analysis and scheduling of general ledger accounts.
25.   Preparation of daily cash report.
26.   Preparation of daily management report.
27.   Preparation of financial statements and other reports as requested.
28.   Design of procedures for safeguarding of all enterprise assets.
29.   Preparation of all federal, state and county tax returns.
30.   Design of all related accounting forms.
31.   Development of audit procedures for all accounting functions.
32.   Analysis of all appropriate insurance coverages.
33.   Analysis and review of all accounting equipment design and use.
34.   Annual budget preparation and an ongoing analysis as to whether the operations are meeting budget expectations.
35.   Establish and maintain banking relationships.
36.   Provide working papers and required documentation to firm of independent certified public accountants.
37.   Purchasing and warehousing.
38.   Staff training and professional development.
39.   Emergency medical technicians ("EMTs") and facility for customers.
40.   Construction accounting.

                                    CARDROOM

 1.   Purchasing of equipment and supplies.
 2.   Developing new cardroom games which comply with class II operations standards.
 3.   Presenting a professional image to the public.
 4.   Scheduling of employees.
 5.   Introduction and operation of tournaments.
 6.   Operations of other casinos.
 7.   Casino layout.
 8.   Gaming incentives for players.
 9.   Alerting casino management of undesirable persons.
10.   Dealing precision.
11.   Seeking new clientele.
12.   Possible problems in other departments that could affect cardroom operations.
13.   Analyzing daily, weekly and other periodic reports.

                                VIDEO DEPARTMENT

 1.   Video department staffing.
 2.   Video supervisors job description.
 3.   Video techs/mechanics job description.
 4.   Video clerks/change persons job description.
 5.   Video department procedure manual.
 6.   Video supervisors incident log.
 7.   Video tech/mechanic incident log.
 8.   Video clerks/change persons memo book.
 9.   Video department pay structure.
10.   Video department staff counseling and progressive discipline policy.
11.   Video department attendance policy.
12.   Video clerks/change persons variance policy.
13.   Video department staff scheduling.
14.   Layout of work areas.
15.   Asset safeguard procedures.
16.   Video clerks/change persons accountabilities.

                                     BINGO

 1.   Purchasing of equipment and supplies.
 2.   Employee conduct and appearance.
 3.   Scheduling of employees.
 4.   Procedures, including paper handling.
 5.   Analyzing daily, weekly and other reports.

                           CAGE, VAULT AND COUNT ROOM

 1.   Cage -- design, size and layout.
 2.   Vault -- design, size and layout.
 3.   Count room -- design, size and layout.
 4.   Video booths (satellite cages) -- design, size and layout.
 5.   Surveillance cameras.
 6.   Staffing, supervision for cage, vault and count room.

 7.   Soft count money handling equipment.
 8.   Exchanges with video booths (satellite cages).
 9.   Supervisors job description.
10.   Main bank job description.
11.   Cashiers job description.
12.   Casino cage procedure manual.
13.   Cashiers memo book.
14.   Supervisors daily incident log.
15.   Main bank opening and closing.
16.   Handling of the daily bank deposit.
17.   Cage and vault staff counseling and progressive discipline policy.
18.   Cage and vault attendance policy.
19.   Cage and vault variance policy.
20.   Cage and vault staff scheduling.
21.   Cage and vault inventory forms.
22.   Cage and vault revenue summary.
23.   Cage and vault accountability reporting.
24.   Imprest banks in video booths (satellite cages).
25.   Individual cashiers banks in cage.

                            SURVEILLANCE DEPARTMENT

 1.   Camera layout in casino, video, cage, soft count and kitchen areas.
 2.   Layout of surveillance room.
 3.   General surveillance procedures and key objectives.
 4.   Daily shift operations.
 5.   Procedure violations and reporting.
 6.   Incident investigation.
 7.   The drop.
 8.   Multiplexer playback.
 9.   Money transfers.
10.   Confidential information.
11.   Close watch procedures.
12.   Power outage procedures.
13.   All cage operations and soft count.
14.   Armed robbery response.

                              SECURITY DEPARTMENT

 1.   Security coverage requirements.
 2.   Scheduling number of officers needed to supply coverage.
 3.   General security procedures and policies.
 4.   Power failure policy.
 5.   Customer escort policy.
 6.   Radio usage procedures.
 7.   Found property procedures.
 8.   Incident report procedure.
 9.   Tower coverage.
10.   Gaming floor security measures.
11.   Special security requirements including:
      A.  Front doors.
      B.  Time clocks.
      C.  Employee entrance.
      D.  Parking lots.
      E.  Cage and vault.
12.   Use of roaming officers.

                           MARKETING AND ADVERTISING

  1.  Marketing Plan.
        A.  Marketing and advertising budgets.
        B.  Goals and objectives.
        C.  Strategies and tactics.
        D.  Evaluation and measurement.
  2.  Research projects and analysis of data.
  3.  Assistance with staffing, recruiting and training.
  4.  Customer service and employee training attitudes.
  5.  Media negotiations and placement.
        A.  Identify target market.
        B.  Recommend reach and frequency media goals.
        C.  Evaluation advertising proposals from radio, television, outdoor, newspaper, magazine and display companies.
        D.  Recommend schedules and budgets for each medium, including duration and detail of contracts with all of the above.
  6.  Advertising/Promotion.
        A.  Direction, tone and quality of advertising and marketing programs.
        B.  Assist with selection of advertising agencies and consultants with strong Indian gaming background.
        C.  Guiding the creative output with respect to gaming casino advertising.
        D.  Specific concept and production for television and radio commercials.
        E.  Developing outdoor advertising, newspaper, television and radio campaigns.
        F.  Photo shoots for all creative designs for advertising.
  7.  Special Events and Entertainment.
        A.  Developing event calendars and strategy for implementing them.
        B.  Developing concepts for entertainment, special events and promotions.
        C.  In house and market wide promotions.
        D.  Marketing ideas within the casino to increase gaming activity.
  8.  Collateral materials, brochures and direct mail, design production and distribution.
  9.  Strategies for public relations, publicity and community relations.
 10.  Uniforms.

 11.  Community relations and political affairs.
 12.  Signage, both in the casino and outside including information and directional.

                          FOOD AND BEVERAGE OPERATION

1.    Kitchen Design and Planning.
      A.  Space Planning.
      B.  Equipment Analysis.
2.    Management Information Systems.
      A.  Computer Applications.
          i.      Sales-analysis.
          ii.     Purchasing.
          iii.    Inventory.
          iv.     Food production.
          v.      Recipe costing.
          vi.     Production scheduling.
          vii.    Labor costs.
          viii.   Back office/accounting.
          ix.     Point-of-sale systems.
3.    Food-Cost Control.
      A.  Food Purchasing.
          i.      Purchasing methods.
          ii.     Contract purchasing.
          iii.    Purchase size determination.
          iv.     Standard specifications.
          v.      Forecasting food needs.
          vi.     Procedures.
      B.  Receiving.
          i.      Receiving procedures.
          ii.     Effective reporting.
      C.  Food Storage Management, Issuing, and Inventory Control.
          i.      Storage evaluation.
                  (1)  Dry.
                  (2)  Refrigerated.
                  (3)  Frozen.
          ii.     Issuing.
          iii.    Inventory controls.
      D.  Preparation and Portion Controls.
          i.      Forecasting.
          ii.     Portion control.
      E.  Beverage Control.
          i.      General beverage control practices.
4.    Menu Planning and Control.
      A.  Menu Pricing Factors.
      B.  Menu Pricing Methods.
      C.  Labor and Energy Cost Calculations.
      D.  Measuring Menu and Menu Specials Effectiveness.
      E.  Menu Profitability and Popularity Comparisons.
5.    Labor.
      A.  Labor Costs.
          i.      Actual labor costs.
          ii.     Productivity.

          iii.    Cost-solving approaches.
          iv.     Management.
      B.  Analyzing Labor Costs.
          i.      Determine work production standards.
          ii.     Percentage of sales.
          iii.    Payroll analyses.
      C.  Staffing and Scheduling.
          i.      Staffing.
          ii.     Scheduling and schedule patterns.

                 ARCHITECTURE, INTERIOR DESIGN AND CONSTRUCTION

1.    Provide alternative plans for review.
2.    Technical support in contracting.
3.    Bidding procedures.
4.    Progress payments.
5.    Contract administration.
6.    Evaluate technical requirements and make recommendations.

                              GOVERNMENTAL AFFAIRS

  1.  Liaison with Tribal, State and Federal agencies.
  2.  Representation before Congress and key Congressional committees.
  3.  Monitoring Federal and State legislation.
  4.  Development and implementation of legislative strategy.
  5.  Coordination with appropriate special interest groups (NIGA, AGA, NCAI, SCLC, Cal-NIGA, etc.)

                               REGULATORY MATTERS

  1.  Liaison with Tribal, State and Federal regulatory agencies.
  2.  Development of Tribal regulatory structures.
  3.  Assist with Federal, State and Tribal regulatory requirements.
  4.  Development of Tribal gaming commissions.